Exhibit 23

Independent Auditors’ Consent

The Board of Directors

Goodrich Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-70840) on Form S-3 of Goodrich Petroleum Corporation of our report dated April 9, 2004 with respect to the consolidated balance sheets of Goodrich Petroleum Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Goodrich Petroleum Corporation.

Our report refers to a restatement of the 2002 and 2001 consolidated financial statements.

Our report also refers to a change in the method of accounting for asset retirement obligations in 2003 and a change in the method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

Shreveport, Louisiana

April 12, 2004